LightPath Technologies Signs Militram as Our Exclusive Sales Representative for Israel

Further Strengthens Global Sales Channels, Focus on Strategic Defense Market

ORLANDO, FL -- (Marketwire - May 19, 2011) - LightPath Technologies, Inc. (NASDAQ: LPTH), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today that LightPath and Militram Incorporated have signed a contract designating Militram as our exclusive sales representative throughout Israel effective in June 2011.

LightPath is a major vendor of standard and custom molded optics for visible and infrared applications. Militram is Israel's largest electro-optics sales organization with branches throughout Israel. Much of the commercial and military activity in Israel in custom and molded optics has been initiated by Militram's market development and sales team.

Jim Gaynor, President & CEO for LightPath, commented, "LightPath continues to strengthen our global channels to our markets. As a key market for our optics, and in particular our infrared product line, we are looking to significantly increase sales in the Israeli defense and commercial markets. Militram is the ideal partner to help us achieve this goal and we are pleased and quite excited to have this relationship with Militram in Israel."

Militram is arranging for a major seminar of Molding Optics in Israel that will highlight LightPath's optics expertise and broad line of standard and custom products.

About Militram Corporation
Militram is a $197 million sales company in Israel and has Electronics, Computer & Electro-optics divisions. It has the client base and know-how that will allow efficient marketing for LightPath and brings to the table numerous high profile projects with the industrial and military markets in Israel.

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that have been granted or licensed to us in these fields. LightPath's common stock trades on the NASDAQ Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contacts:

Militram Corporation:
Motti Jacobson
Militram Director Electro Optics Division
Phone: +972-9-958-1860
Email: Mottij@militram.com

LightPath Technologies
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x336
Email: rpini@lightpath.com
Internet: www.lightpath.com